Exhibit 5.1

Maslon LLP

Office Dial: 612.672.8200

www.maslon.com

January 29, 2021

Predictive Oncology Inc.
2915 Commers Drive, Suite 900
Eagan, Minnesota 55121

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Predictive Oncology Inc., a Delaware corporation (the "Company"), in connection with registration on the Company's Registration Statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), of the resale by the selling stockholders named therein (the "Selling Stockholders") of an aggregate of 5,661,128 shares (the "Shares") of the Company's common stock, $.01 par value, issuable to the Selling Stockholders in connection with certain Warrants pursuant to an Engagement Letter entered into with H.C. Wainwright & Co., LLC, dated January 7, 2021, and certain Securities Purchase Agreements by and between the Company and the Selling Stockholders. The Shares include 5,661,128 shares of common stock that may be issued upon exercise of warrants held by the Selling Stockholders.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the shares of Common Stock shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Purchase Agreement, the issue and sale of such shares will have been duly authorized by all necessary corporate action of the Company, and such shares will be validly issued, fully paid and nonassessable.

Predictive Oncology Inc.

January 29, 2021

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the prospectus comprising a part of the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ MASLON LLP